Exhibit 23.2

KEITH K. ZHEN, CPA
CERTIFIED PUBLIC ACCOUNTANT
2070 WEST 6TH STREET * BROOKLYN, NY 11223 * TEL (347) 408-0693 * FAX (347) 602-4686 * EMAIL KEITHZHEN@KEITHZHENCPA.COM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

China Northern Medical Device, Inc.

We hereby consent to the use of our report dated August 1, 2007, with respect to the financial statements of China Northern Medical Device, Inc. in the Registration Statement on Form SB-2 to be filed on October 11, 2007.  We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/Keith K. Zhen, CPA

Keith K. Zhen, CPA

Brooklyn, New York,

October 11, 2007